Exhibits 99.1

IMMEDIATE RELEASE

COMARCO REPORTS THIRD QUARTER FINANCIAL RESULTS

•	Company Reaffirms Fiscal Year 2006 Guidance

•	ChargeSource™ Launch Planned at CES in January

•	Seven.Five™ Acceptance Continues

•	Digital Call Box Conversions Expected to Ramp

IRVINE, Calif., Dec. 14, 2004 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource™ mobile power products for notebook computers, cellular telephones, and other handheld devices, today reported financial results for the third quarter of fiscal 2005 ended October 31, 2004.

Revenue for the third quarter of fiscal 2005 was $6.7 million, compared with $10.9 million for the corresponding quarter of fiscal 2004. Wireless Test Solutions (“WTS”) revenue totaled $4.2 million, up $1.4 million from the third quarter of fiscal 2004. Wireless applications revenue, which includes both ChargeSource mobile power products and call box systems, totaled $2.5 million compared with $8.0 million for the third quarter of fiscal 2004. ChargeSource revenue for the third quarter of fiscal 2005 was $1.0 million, compared with $6.1 million reported for the third quarter of fiscal 2004. Call box revenue totaled $1.5 million for the third quarter of fiscal 2005, compared with $1.9 million for the third quarter of fiscal 2004.

Revenue for the nine months ended October 31, 2004 remained flat at $22.4 million compared with the corresponding period of the prior fiscal year.

Net loss for the third quarter of fiscal 2005 was $1.7 million or a loss of $0.23 per share, compared with net income for the third quarter of fiscal 2004 of $0.9 million, or $0.13 per share. Net income for the third quarter of the prior fiscal year was positively impacted by $1.1 million of additional revenue related to the unused portion of a $3.2 million credit provided to the Company’s former ChargeSource distributor in the fourth quarter of fiscal 2003. Excluding the aforementioned $1.1 million credit, $0.7 million net of tax, net income for the third quarter was $0.2 million, or $.03 per share.

Net loss for the nine months ending October 31, 2004 was $7.4 million compared with a net loss of $2.2 million for the corresponding period of the prior fiscal year.

“During the quarter, we continued to develop our supply chain and distribution for ChargeSource,” said Tom Franza, Comarco President and CEO. “We remain on track to begin shipping ChargeSource units in quantity starting in January and, with our new distributor, will formally introduce our lineup of ChargeSource products at the upcoming Consumer Electronics Show in Las Vegas. In addition, we’ve continued to make significant progress toward establishing a formal relationship with major OEMs to distribute ChargeSource products.

“In our WTS business, our Seven.Five™ product platform continues to lead the mobile benchmarking market providing superior capabilities for mobile business applications, downloadable software, streaming video, interactive games and other multimedia applications,” added Mr. Franza.

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

“In the U.S., the focus remains on implementing EDGE and EvDO while, internationally, we continue to see the roll-out of wide-band CDMA. We believe that Seven.Five’s functionality, which supports all 2G and 3G technologies, will continue to drive demand. Seven.Five is the best technology platform that provides a complete suite of products to measure quality of service from the users’ perspective and as global wireless carriers increase the number of high-speed applications that they offer, we believe that Seven.Five will continue to emerge as the gold-standard for wireless network testing.

“We recently announced two new and significant call box contracts resulting from the demand for product upgrades and related services,” continued Mr. Franza. “With an installed base of about 19,000 units and the need for states and local agencies to address call quality issues as carriers reallocate spectrum away from the analog infrastructure to advanced digital technology, we are well positioned to continue to win a majority of these contracts as they occur.”

Fiscal Third Quarter and Recent Highlights

•	In September the Company launched Seven.Five for the EvDO (Evolution Data Only) cellular environment; it is the most comprehensive test system available for this standard;

•	In October the Company and its technology partner, SwissQual, introduced VQuad, the industry’s first algorithm that provides real-time Quality of Service for video applications;

•	In October the Company launched a new web portal that enhances its service and support capabilities for WTS customers;

•	In November the Company introduced Symphony, a new service for cellular carriers using the Seven.Five/NQDI test and analysis system, which provides custom reporting and analysis capabilities, and

•	Announced more than $6.0 million in new call box contracts over the next five years.

Business Outlook

For WTS, the Company expects revenue in the fourth quarter of fiscal 2005 ending January 31, 2005 to be approximately $4.0 million. For fiscal 2006, WTS revenue is expected to be approximately $20.0 million.

Regarding ChargeSource revenue, the Company expects revenue to range between $2.0 million and $3.0 million for the fourth quarter of fiscal 2005 ending January 31, 2005. For fiscal 2006, ChargeSource revenue is expected to be approximately $20.0 million.

Call box system sales expectations remain at $7.0 million to $8.0 million for fiscal 2005. Driven by increasing demand for digital upgrades to existing call box systems, call box revenue for fiscal 2006 is expected to increase to approximately $10.0 million.

Throughout fiscal 2006, the Company expects to continue to effectively manage its balance sheet, which currently includes approximately $12.8 million or $1.75 per share in cash.

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “plans,” “expects,” “will,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2004.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

As previously announced, Comarco will host a conference call to discuss further the results for the third quarter ended October 31, 2004 at 11 a.m. Pacific Time on December 14, 2004. Dial (800) 218-0204 domestically or (303) 262-2130 internationally to listen to the call. A live web cast will also be made available at www.comarco.com. Please RSVP to Douglas Sherk or Jennifer Beugelmans at (415) 896-6820 or dsherk@evcgroup.com. A replay will be available approximately one hour after the call for 1 week following the call’s conclusion. To access the replay, dial (800) 405-2236 or (303) 590-3000 and use the pass code 11016181#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products.

The ChargeSource product line provides power and charging functionality for popular electronic devices and wireless accessories. It is designed for the mobile professional who regularly carries several pieces of equipment, all of which can now be charged by a single ChargeSource power system. Comarco’s Seven.Five wireless test system for field test applications allows cellular telephone operators to measure and improve the quality of service for their cellular phone networks. Seven.Five’s open architecture supports both current cellular operating system technologies and the new 3G systems being implemented worldwide. Comarco’s call box systems are in place on most major highway systems throughout the United States and are used by motorists to contact local authorities for rapid assistance. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	Founder & CEO
Comarco, Inc.	Comarco, Inc.	EVC Group, LLC.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

###

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003 (Restated)	2004	2003 (Restated)
Revenue	$6,715	$10,873	$22,441	$22,414
Cost of revenue	5,333	6,227	15,618	14,540

Gross profit	1,382	4,646	6,823	7,874
Selling, general and administrative expenses	1,988	2,078	6,614	7,717
Engineering and support expenses	1,849	1,274	5,605	4,078

Operating income (loss)	(2,455)	1,294	(5,396)	(3,921)
Other income	57	39	135	206
Minority interest	17	(10)	66	40

Income (loss) before income taxes	(2,381)	1,323	(5,195)	(3,675)
Income tax (expense) benefit	446	(487)	(2,426)	1,312

Income (loss) from continuing operations	(1,935)	836	(7,621)	(2,363)
Discontinued operations	222	82	209	134

Net income (loss)	$(1,713)	$918	$(7,412)	$(2,229)

Earnings (loss) per share – basic and diluted:
Earnings (loss) from continuing operations	$(0.26)	$0.12	$(1.04)	$(0.33)

Earnings from discontinued operations	$0.03	$0.01	$0.03	$0.02

Net income (loss)	$(0.23)	$0.13	$(1.01)	$(0.31)

Weighted average common shares outstanding:
Basic	7,340	7,161	7,313	7,108

Diluted	7,340	7,191	7,313	7,108

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	October 31, 2004	January 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$12,881	$15,047
Short-term investments	1,680	2,251
Accounts receivable, net	5,518	8,982
Amounts due from affiliate	403	2,627
Inventory	7,785	6,150
Deferred tax asset	—	2,695
Other current assets	1,156	524

Total current assets	29,423	38,276
Property and equipment, net	2,451	3,131
Software development costs, net	4,031	5,536
Deferred tax asset	—	181
Intangible assets, net	1,312	1,488
Goodwill, net	2,394	2,394
Other assets	1,130	1,133

	$40,741	$52,139

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$209	$537
Deferred revenue	3,499	5,476
Deferred compensation	1,680	2,251
Accrued liabilities	3,439	4,799

Total current liabilities	8,827	13,063
Minority interest	77	185
Stockholders’ equity	31,837	38,891

	$40,741	$52,139

2 Cromwell, Irvine, CA 92618 U.S.A.    Office: (949) 599-7400    Fax: (949) 599-1415